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Exhibit 9:  Opinion and Consent of Counsel.
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August 20, 2001


United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1008


To Whom It May Concern:

With reference to Pre-Effective Amendment Number 2 for Registration Number 333-54112 on Form N-4 filed by United of Omaha Life Insurance Company and United of Omaha Separate Account C with the Securities and Exchange Commission covering variable annuity contracts, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. United of Omaha Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable annuity contracts by the Department of Insurance of the State of Nebraska.

2. United of Omaha Separate Account C is a duly authorized and existing separate account established pursuant to the provisions of Sections 44-
     402.01 and 44-2221 of the Revised Statutes of the State of Nebraska.

3. The variable annuity contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of United of Omaha Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment Number 2 to the Form N-4 Registration Statement and to the use of my name in the Prospectus contained in the Registration Statement.


Sincerely,

/s/ Thomas J. McCusker
General Counsel
United of Omaha Life Insurance Company